Aflac Incorporated 2008 Form 10-K
EXHIBIT 10.32
AMENDMENT TO EMPLOYMENT AGREEMENT
BETWEEN DANIEL P. AMOS AND
AFLAC INCORPORATED
     THIS AMENDMENT (“Amendment”) is entered into as of the 8th day of December, 2008, by and between Aflac Incorporated, a Georgia corporation (hereinafter referred to as “Corporation”) and Daniel P. Amos (hereinafter referred to as “Employee”).
W I T N E S S E T H:
     WHEREAS, Corporation and Employee entered into an Employment Agreement dated August 1, 1993, and subsequently agreed to modify said agreement by various amendments (as so amended, the “Employment Agreement”);
     WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), is applicable to certain provisions of the Employment Agreement; and
     WHEREAS, Corporation and Employee desire to modify the Employment Agreement, effective as of January 1, 2009, in order to comply with Section 409A;
     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth and contained herein, Corporation and Employee agree that the Employment Agreement shall be modified as follows:
1.	Paragraph 7 shall be amended by adding at the end thereof the following:

Amounts payable to Employee under the Management Incentive Plan (or any successor or other executive bonus program) shall be payable in such manner, at such times and in such forms, as prescribed by the terms of the Management Incentive Plan (or successor or other program).

2.	Paragraph 8 shall be amended by adding at the end thereof the following:

Any reimbursements made pursuant to the preceding sentence shall be paid as soon as practicable but no later than 90 days after Employee submits evidence of such expenses to Corporation (which payment date shall in no event be later than the last day of the calendar year following the calendar year in which the expense was incurred). The amount of such reimbursements during any calendar year shall not affect the benefits provided in any other calendar year, and the right to any such benefits shall not be subject to liquidation or exchange for another benefit.

     3. Paragraph 11 shall be amended by adding a new (unnumbered) paragraph at the end thereof to read as follows:
     Any expense reimbursements made to satisfy the terms of this Paragraph 11 shall be paid as soon as practicable but no later than 90 days after Employee submits evidence of such expenses to Corporation (which payment date shall in no event be later than the last day of the calendar year following the calendar year in which the expense was incurred). The amount of such reimbursements during any calendar year shall not affect the benefits provided in any other calendar year, and the right to any benefits under this paragraph shall not be subject to liquidation or exchange for another benefit.
     4. Paragraph 13 shall be amended by adding at the end of the fourth paragraph thereof a new provision as follows:
; provided, these provisions shall not affect the timing or form of his distributions under said plan, which shall be determined solely under the terms of said plan.
     5. Paragraph 14 shall be amended by deleting said paragraph in its entirety and replacing it with the following:
     14. TERMINATION OF EMPLOYMENT.
     A. TERMINATION BY CORPORATION. Corporation may, when acting in accordance with resolutions adopted by a two-third’s (2/3) majority vote of its entire Board acting at a meeting called for the purpose of considering Employee’s termination, terminate this Agreement, at any time, with or without “good cause” (“good cause” being hereinafter defined), by giving at least sixty (60) days’ written notice to Employee of its intention to terminate Employee’s employment without “good cause” or at least five (5) days’ written notice to Employee of its intention to terminate Employee’s employment for “good cause”; provided, however, Corporation may, at its election, terminate Employee’s actual employment (so that Employee no longer renders services on behalf of Corporation) at any time during said sixty (60) day or five (5) day period.
     B. TERMINATION BY EMPLOYEE. Employee may terminate this Agreement, at any time either for good reason (being hereafter defined) or without good reason, by giving at least sixty (60) days’ written notice to Corporation of his intention to terminate his employment.
     C. PAY AND BENEFITS. In the event of any termination of Employee’s employment hereunder, Corporation shall be obligated to:
          (a) pay Employee his base salary (as provided for in Paragraph 5 of this Agreement) earned through the last day of his actual employment;

          (b) pay Employee his performance bonus compensation (as provided for in Paragraph 7 of this Agreement) that has accrued and vested but not been paid as of the last day of his actual employment;
          (c) continue to honor all stock options, subject to the terms thereof, granted to Employee prior to the termination date stated in said written notice; provided, in the event Employee’s termination is (i) by Corporation without good cause (and not by Corporation for good cause), or (ii) by Employee for good reason (but not by Employee without good reason) and not by Employee with the intention to enter a business competitive with that of the Corporation, all of said options not already vested shall become fully vested as of the last day of his employment;
          (d) continue to pay or provide to Employee all of the retirement, health, life and disability benefits, as are provided for in this Agreement or under any programs, plans or policies covering Employee at the time of any notice of termination, through the last day of his actual employment; and
          (e) pay Employee and/or his wife such benefits as provided for in the Retirement Plan for Senior Officers (see Paragraph 9 above), in a manner and in such forms and at such times, as provided under the terms of said plan.
     D. GOOD CAUSE. For purposes of this Paragraph 14, “good cause” shall mean: (i) the willful and deliberate failure by Employee to substantially perform his executive and management duties hereunder for a continuous period of more than sixty (60) days for reasons other than Employee’s sickness, injury or disability; (ii) the willful and deliberate conduct by Employee which is intended by Employee to cause, and which does in fact result in substantial injury or damage to Corporation; or (iii) the conviction or plea of guilty by Employee of a felony crime involving moral turpitude. Prior to the Corporation’s decision to terminate Employee’s employment for “good cause” as hereinabove provided, the Board shall give written notice to Employee setting forth the specific charges against Employee being considered by the Board to constitute “good cause” as defined in this subparagraph and the Board shall, within thirty (30) days after such notice, give Employee an opportunity to fully respond and defend himself against such charges before the Board. Within fifteen (15) days after the last day on which Employee is given the opportunity to defend himself before the Board, the Board, acting in good faith, shall make its determination as to whether or not the charges against Employee constitute “good cause” and shall notify Employee in writing of its determination together with a full explanation of the basis thereof.
     E. GOOD REASON. For purposes of this Paragraph 14, “good reason” shall mean the termination of employment by Employee upon the occurrence of any one or more of the following events:
          (a) Any breach by Corporation of the terms and conditions of this Agreement affecting Employee’s salary and bonus compensation, any employee benefit, stock options or the loss of any of Employee’s titles or positions with Corporation;

          (b) A significant diminution of Employee’s duties and responsibilities;
          (c) The assignment to Employee of any duties inconsistent with or significantly different from his duties and responsibilities existing at the time of such assignment;
          (d) Any purported termination of Employee’s employment by Corporation other than as permitted by this Agreement;
          (e) The relocation of Corporation’s principal office or of Employee’s own office to any place beyond twenty- five (25) miles from the current principal office of Corporation in Columbus, Georgia; or
          (f) The failure of any successor to Corporation to expressly assume and agree to discharge Corporation’s obligations to Employee under this Agreement, in form and substance satisfactory to Employee.
     F. TERMINATION WHILE DISABLED. If Employee is totally disabled at the time any such notice of termination is given, then, notwithstanding the provisions of this Paragraph 14, Corporation shall nevertheless continue to pay Employee, as his sole compensation hereunder, the compensation and other benefits for the remaining period of Employee’s total disability as provided for in Paragraph 13 hereinabove. It is understood that in no event shall such disabled Employee be entitled to compensation under this Paragraph 14 in addition to the continuation of his compensation under Paragraph 13.
     6. Paragraph 15 shall be amended by deleting said paragraph in its entirety and replacing it with the following:
     15. COOPERATION AFTER NOTICE OF TERMINATION. Following any such notice of termination, Employee shall fully cooperate with Corporation in all matters relating to the winding up of his pending work on behalf of Corporation and the orderly transfer of any such pending work to other employees of Corporation as may be designated by the Board; and to that end, Corporation shall be entitled to full-time services of Employee through his actual termination date and such full-time or part-time services of Employee as Corporation may reasonably require during all or any part of the sixty (60)-day period that both follows any such notice of termination and his actual termination date; provided, the parties acknowledge that, depending on the level of services so required, the provision of such services may delay the timing of Employee’s separation from service.
     7. Paragraph 16 shall be amended by adding to the end thereof the following:
; provided, these provisions shall not affect the timing or form of his distributions from such Plan, which shall be determined solely under the terms of such Plan.

     8. Paragraph 17 shall be amended by (i) changing the reference to “paragraph 19” therein to “Paragraph 14.E”, and (ii) by changing the reference to “Paragraph 14” therein to “Paragraph 14.D”.
     9. Paragraph 20 shall be amended by deleting said paragraph in its entirety and replacing it with the following:
[PARAGRAPH RESERVED]
     10. Paragraph 24 shall be amended by deleting therefrom the introductory phrase that reads as follows:
     Except for any dispute or matter arising after a Change in Control as defined in Paragraph 19, and by capitalizing the next following word, “Any”.
     11. A new Paragraph 28 shall be added after Paragraph 27 as follows:
     28. CODE SECTION 409A. This Agreement, as amended by the Amendment effective as of January 1, 2009, is intended to comply with the requirements of Code Section 409A and shall be construed accordingly. Any payments or distributions to be made to Employee under this Agreement upon a “separation from service” (as defined in Code Section 409A) of amounts classified as “nonqualified deferred compensation” for purposes of Code Section 409A, payable due to a separation from service and not exempt from Section 409A, shall in no event be made or commence until six (6) months after such separation from service. Each payment of nonqualified deferred compensation under this Agreement shall be treated as a separate payment for purposes of Code Section 409A.
     12. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms and continue to bind the parties.
     13. This Amendment shall be effective as of January 1, 2009.

     IN WITNESS WHEREOF, Corporation has hereunto caused its duly authorized executive to execute this Amendment on behalf of Corporation, and Employee has hereunto set his hand and seal, all being done in duplicate originals, with one original being delivered to each party, as of the 8 day of December, 2008.

Employee		Aflac Incorporated

/s/ Daniel P. Amos Daniel P. Amos	By:	/s/ Kriss Cloninger III Kriss Cloninger III
President & Chief Financial Officer

/s/ Martin Durant	Attest:	/s/ Joey M. Loudermilk

Witness		Joey M. Loudermilk
Corporate Secretary